                                                                    EXHIBIT 99.1

                         [INTERNET AMERICA LETTERHEAD]


                 INTERNET AMERICA REPORTS THIRD QUARTER RESULTS
             -------------------------------------------------------
             Revenue Up 86% Year Over Year; Positive EBITDA Reported


         DALLAS, May 10 -- Internet America, Inc. (Nasdaq: GEEK) today announced record revenue of $8.8 million for its third fiscal quarter ended March 31, 2000, an increase of 86% over revenue of $4.8 million reported for the same quarter of 1999. Internet America had approximately 153,000 subscribers at March 31, 2000 a 94% increase from 79,000 subscribers at March 31, 1999.

         In the third fiscal quarter, Internet America achieved positive EBITDA (earnings before interest, taxes, depreciation and amortization) for the first time as a public company. Business services revenue grew by 328% over a year ago and 80% over the last quarter, DSL orders increased to more than 6,500 and the Company made major strides towards integrating PDQ.Net, NeoSoft and other acquisitions.

         Excluding amortization of goodwill, the Company reported a quarterly loss of $0.04 per share at March 31, 2000 compared to a loss of $0.09 per share a year ago. Goodwill amortization rose to $3.6 million for the third quarter, due to the acquisitions of PDQ.Net and NeoSoft. Internet America recorded a net loss of $4.0 million for the quarter, or $0.41 per share, versus a net loss of approximately $709,000, or $0.10 per share a year ago.

         Business services revenue increased significantly, growing from $500,000 for the quarter ended March 31, 1999 to over $2.1 million for the latest quarter. Business services revenue has grown from 10.5% of total revenue a year ago to 24.2% in the March 2000 quarter.

         The Company also announced that it will amend its Quarterly Reports on Form 10-QSB to restate results for the first and second fiscal quarters to adjust for a data processing error that reported certain deferred revenue as access revenue. This non-cash adjustment reduces access revenue by approximately $246,000 for the quarter ended September 30, 1999 and by


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approximately $319,000 for the quarter ended December 31, 1999, resulting in an additional loss of $0.04 per share for each quarter. This adjustment has no impact on the Company's past, present or future cash position.

         "Turning the corner with positive EBITDA is a result of our relentless focus on the Company's high-density growth plan," said Mike Maples, president and chief executive officer of Internet America. "Our high density strategy emphasizes efficient use of marketing and technical resources by stressing growth in markets where we have existing infrastructure. Integration of the Dallas and Houston customer service and marketing operations has improved EBITDA and cash flow and we are just beginning to realize economies of scale in those markets."

         Maples added, "We continue our impressive top-line growth, climbing past the 150,000 mark in total subscribers and achieving an annualized revenue run rate in excess of $35 million. In addition, we are expanding business services in the areas of broadband, web hosting and domain name registrations."

         Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company's web site at www.airmail.net.

         This press release may contain forward-looking statements relating to future financial results or business expectations, which are subject to the many uncertainties that exist in Internet America's operations and business environment. Business plans may change as circumstances warrant and actual results may differ materially as a result of a number of risk factors. These risk factors include, without limitation, that the Company (1) will not retain or grow its customer base, (2) will not successfully integrate acquisitions or achieve operating efficiencies, (3) will not be competitive with existing or new competitors, (4) will not keep up with industry pricing and technology trends and evolving industry standards, and (5) will be adversely affected by dependence on network infrastructure, telecommunications carriers and other suppliers, by regulatory changes and by general economic and business conditions. These risk factors are not intended to represent a complete list of all risks and uncertainties in the Company's business and should be read in conjunction with the more detailed cautionary statements included in the Company's most recent SEC filings.


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                            [INTERNET AMERICA LOGO]

                             Internet America, Inc.
                                 (Nasdaq: GEEK)
                           Unaudited Financial Summary
      (in thousands, except per share and share data and subscriber count)


                                                           Three Months Ended                     Nine Months Ended
                                                   -------------------------------         -------------------------------
                                                     3/31/99              3/31/00            3/31/99            3/31/00(1)
                                                   -----------         -----------         -----------         -----------
Subscribers                                            79, 000             153,000              79,000             153,000

Access revenue                                     $     4,221         $     6,617         $    11,436         $    16,517
Business services revenue                                  500               2,139               1,620               4,246
Other revenue                                               35                  89                  80                 386
                                                   -----------         -----------         -----------         -----------
Total revenue                                            4,756               8,845              13,136              21,149

Connectivity and operations                              2,036               4,985               6,284              12,067
Sales and marketing:
    Salaries and wages                                     225                 571                 498               1,350
    Other                                                1,916                 915               3,706               3,181
General & administrative                                 1,057               2,331               2,824               5,515

EBITDA(2)                                                 (478)                 43                (176)               (964)

Depreciation                                               357                 454               1,192               1,331
Goodwill amortization                                       71               3,583                 213               6,596
Interest (income) expense                                 (197)                  5                 (26)                (45)
Income tax expense                                          --                  --                  10                  --
                                                   -----------         -----------         -----------         -----------

Net income (loss)                                  $      (709)        $    (3,999)        $    (1,565)        $    (8,846)

Basic earnings (loss) per share                    $     (0.10)        $     (0.41)        $     (0.31)        $     (1.07)
Weighted average shares - basic                      6,762,294           9,641,590           5,081,299           8,260,053

Fully diluted earnings (loss) per share            $     (0.10)        $     (0.41)        $     (0.31)        $     (1.07)
Weighted average shares - fully diluted              6,762,294           9,641,590           5,081,299           8,260,053

Net (loss) plus goodwill amortization                     (638)               (416)             (1,352)             (2,250)
Cash basis EPS(3)                                  $     (0.09)        $     (0.04)        $     (0.27)        $     (0.27)


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                                                                     6/30/99        3/31/00
                                                                     -------        -------
Current assets                                                       $ 7,095        $ 3,551
Property and equipment, net                                            2,622          2,808
Other assets                                                           9,196         36,538
                                                                     -------        -------
Total assets                                                         $18,913        $42,897


Current liabilities                                                  $ 7,034        $ 9,245
Long-term debt, net                                                      152            204
Long-term capital lease obligations, net                                 102            217
                                                                     -------        -------
Total liabilities                                                      7,288          9,666
Total stockholders' equity                                            11,625         33,231
                                                                     -------        -------
Total liabilities and stockholders' equity                           $18,913        $42,897


(1) Reflects the restated amounts for the first two quarters of fiscal 2000.

(2) EBITDA: Earnings before Interest, Taxes and Depreciation and Amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net income as a measure of performance.

(3) Cash Basis EPS represents earnings per share, excluding goodwill amortization. Cash Basis EPS is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net income as a measure of performance.



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